UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2022

INLAND REAL ESTATE INCOME TRUST, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-55146	45-3079597
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2901 Butterfield Road

Oak Brook, Illinois 60523

(Address of Principal Executive Offices)

(630) 218-8000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into Material Definitive Agreements.

Purchase and Sale Agreement

On May 5, 2022, Inland Real Estate Income Trust, Inc., a Maryland corporation (the “Company”), entered into a definitive purchase and sale agreement (the “PSA”) to acquire, in the aggregate, eight properties (the “Properties”) from certain subsidiaries of Inland Retail Property Fund, LP (the “Sellers”) for $278,153,000 (the “Purchase Price”). The acquisition of the Properties is referred to herein as the “Transaction.” The Properties are leased primarily to grocery, retail and restaurant tenants. More specifically, seven of the Properties are grocery-anchored. The Properties are located across seven states and aggregate approximately 686,851 square feet. The Transaction is anticipated to close on May 17, 2022 (the “Closing Date”). Upon the closing of the Transaction, the Company will acquire all of the right, title and interest in each of the acquired Properties owned by the applicable Sellers. Inland Retail Property Fund, LP is a fund managed by an affiliate of Company’s sponsor and business manager. Because the Transaction was a related party transaction, it was approved by all of the Company’s independent directors.

Pursuant to the PSA, the Company deposited $5,563,060 (the “Deposit Amount”) with a designated independent escrow agent following the signing of the PSA. The Deposit Amount will be applied and released from escrow to the Sellers at closing. In the event a condition to closing has not been satisfied at the time of closing, and if, at the election of the non-defaulting party benefitted by such condition, the transaction is terminated, the Deposit shall be paid by the designated escrow agent to the non-defaulting party, and neither the Company nor the Sellers shall have any further liability or obligation under the PSA.

Under the PSA, the Sellers and the Company have made customary representations, warranties and covenants. Additionally, closing of the Transaction is subject to the satisfaction or waiver of customary closing conditions set forth in the Agreement, including the accuracy of the other party’s representations and warranties and compliance with covenants and agreements, and there can be no assurance that the Transaction will be consummated or, if consummated, of the timing thereof. If the Sellers breach the Agreement, the Company, at its election, may be entitled to specific performance.

The Company expects to fund the Purchase Price and any closing costs primarily by making a draw on its credit facility and with cash on hand. The Company is in discussions with certain of the lenders under the Second Amended and Restated Credit Agreement, dated as of February 3, 2022, which governs the existing credit facility, to amend the credit facility to, among other things, amend certain provisions impacted by the Transaction. The amendment is expected to close concurrently with the Transaction.

The foregoing description of the PSA and the Transaction contemplated thereby, is only a summary, does not purport to be complete, and is qualified in its entirety by reference to, the full text of the PSA, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No	Description
10.1	Purchase and Sale Agreement, dated as of May 5, 2022, by and between the Sellers identified therein and Inland Real Estate Income Trust, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND REAL ESTATE INCOME TRUST, INC.

Date: May 10, 2022	By:	/s/ Catherine L. Lynch
	Name:	Catherine L. Lynch
	Title	Chief Financial Officer